UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 24, 2015

Emmaus Life Sciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53072	41-2254389
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

21250 Hawthorne Boulevard, Suite 800, Torrance, CA 90503

(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code   310-214-0065

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Certain Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2015, Tracey C. Doi voluntarily tendered her resignation from the Board of Directors (the “Board”) of Emmaus Life Sciences, Inc., (the “Company”), effective immediately. Prior to her resignation, Ms. Doi served on the Company’s Audit Committee and Compensation, Nominating and Corporate Governance Committee. She resigned due to disagreement with the Company’s senior management over business matters and cited her belief that she is no longer in a position to contribute meaningfully to the Company and its shareholders. A copy of Ms. Doi’s resignation letter is attached as Exhibit 99.1.

On April 28, 2015, Akiko Moni Miyashita voluntarily tendered her resignation from the Board, effective immediately. Prior to her resignation, Ms. Miyashita served on the Company’s Audit Committee and Compensation, Nominating and Corporate Governance Committee. She resigned due to disagreement with the Company’s senior leadership team over strategy and cited her belief that she is unable to contribute meaningfully to the Company and its shareholders. A copy of Ms. Miyashita’s resignation letter is attached as Exhibit 99.2.

Item 8.01                                           Other Events.

As previously reported on Form 8-K filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 16, 2015, on April 15, 2015, the Board voted to elevate Dr. Yutaka Niihara, the Company’s President and Chief Executive Officer, to the position of Chairman of the Board and for Dr. Niihara be resassigned from the position of Chief Executive Officer of the Company and to assume a new position as the Company’s Chief Scientific Officer, effective as of May 1, 2015.  The Board commenced a search for a new President and CEO. If one has not been hired by May 1, 2015, executive officers Peter Ludlum and Lan T. Tran will serve as an Executive Committee that will carry out the roles and responsibilities of the Company’s CEO until a new, full-time CEO is hired. Mr. Ludlum has served as the Company’s Executive Vice President and Chief Financial Officer since April 2012. Ms. Tran has served as the Company’s Chief Administrative Officer and Corporate Secretary since May 2011.

On April 24, 2015, Dr. Niihara delivered to the Company written consents of the stockholders of the Company purporting to take the following actions:

•                  Amend the Company’s By-laws to expressly provide that the advance notice provisions of the Company’s by-laws shall not apply in respect of any nominees for director elected by consent in lieu of a meeting of the stockholders under Section 228 of the Delaware General Corporation Law;

•                  Amend the Company’s By-laws to provide that, unless and until the number of directors of the Board is increased or decreased by action of the stockholders or the Board, the total number of directors of the Company will be 14;

•                  Amend the Company’s By-laws to provide that any director vacancy or newly created directorship may also be filled by the stockholders of the Company; and

•                  To elect and appoint Blair A. Contratto, S. Steven Lee, Willis C. Lee, Matsuhara Osato, M.D., Lan T. Tran, David J. Wohlberg and Ian Zwicker as directors of the Company.

The foregoing actions purported to be effective immediately upon delivery of the consents to the Company.  A copy of the purported amendments to the Company’s By-laws is included as Appendix A to the first Schedule 13D filed by Dr. Niihara with the Commission on April 27, 2015 (the “Schedule 13D”).  Biographical information of the Company’s purported new directors is included as Appendix B to the Schedule 13D.  Except to the extent such purported new directors are executive officers of the Company, the Company has no knowledge of such purported directors’ biographical information, independence or qualifications to serve on the Board, and the Company makes no representation as to the accuracy of the information contained in the Schedule 13D.

The Company has been advised by counsel to Dr. Niihara that, on April 28, 2015, Dr. Niihara filed a complaint (the “Complaint”) in the Court of Chancery of the State of Delaware (the “Court”) under Section 225 of the Delaware General Corporation Law against Tracey Doi, Henry A. McKinnell, Jr., Akiko M. Miyashita, Phillip M. Satow and Mayuran Sriskandarajah, each of whom was a member of the Board as of April 24, 2015 (together with Dr. Niihara, the “Incumbent Directors”), Sarissa Capital Management L.P. (“Sarissa”)  and T.R. Winston & Company, LLC (“TRW”), as defendants, and the Company as nominal defendant.  The Complaint requests that the Court issue an order declaring, among other things, that:

•                  the stockholder consents delivered by Dr. Niihara were valid and effective to take the corporate actions stated therein;

•                  the Company’s By-laws were validly amended as provided in the stockholder consents;

•                  Blair A. Contratto, S. Steven Lee, Willis C. Lee, Matsuhara Osato, M.D., Lan T. Tran, David J. Wohlberg and Ian Zwicker were validly elected as directors of the Company;

•                  any actions taken by the Incumbent Directors since April 24, 2015 are invalid and void; and

•      the actions purportedly taken by written consent were not prohibited by the terms of the Agreement, dated as of September 11, 2013, among the Company, Dr. Niihara, Sarissa and TRW.

Along with the Complaint, Dr. Niihara filed a motion for order maintaining the status quo, which, pending resolution of the actions under the Complaint, seeks to maintain the governance structure of the Board following the actions purportedly taken by the stockholders of the Company.  Dr. Niihara also filed a motion for expedited proceedings.

Item 9.01                                           Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description

99.1	Resignation letter of Tracey C. Doi

99.2	Resignation letter of Akiko Moni Miyashita

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMMAUS LIFE SCIENCES, INC.

Date: April 30, 2015

	By:	/s/ Peter Ludlum
	Name:	Peter Ludlum
	Title:	Chief Financial Officer